CENTAURUS ONE, LLC
260 Franklin Street, Suite 500
Boston, MA 02110
617.443.4333 Fax 617.443.4336

April 23, 2007

Mr. Mitch Francis
CEO
TIX Corp.
12001 Ventura Pl.
Suite 340
Studio City, CA 91604

TIX/Centaurus Consulting Agreement

Dear Mr. Francis:

This Letter of Agreement (the “Agreement”) is provided to define the terms and conditions under which your company, TIX Corp. (“TIX”), is retaining Centaurus One, LLC (“Centaurus”) to provide business consulting services. Upon your execution of this Letter of Agreement where indicated below, the following terms and conditions in this Agreement shall be binding on all parties concerned:

1.
Term. The Term of this Agreement shall be for a period of three (3) years, commencing the day all of the Preconditions indicated herein are fully satisfied by TIX (the “Commencement Date”). The “Preconditions” are: (i) Consummation of the grant award specified in Paragraph 3(a) of this Agreement; (ii) Payment of the $666,666.67 fee specified in the aforesaid Paragraph 3(a); and (iii) Consummation of the stock option award specified in Paragraph 3(b) of this Agreement. By way of example, if the Preconditions are met on May 1, 2007, this Agreement shall terminate on April 30, 2010. At any time after the first anniversary of the Commencement Date, Centaurus shall have the right to terminate this Agreement by surrendering the options awarded it under Paragraph 3(b) hereof to TIX. If the Preconditions are not fully satisfied by May 4, 2007, then this Agreement shall be deemed null and void.

2.
Services Provided and Specific Exclusion. Centaurus shall provide consulting services to TIX to assist TIX in TIX’s branding and community relations activities (the “Services”). Notwithstanding TIX’s engagement in the business of selling tickets to entertainment and sporting events, the parties hereto recognize and stipulate that Centaurus is not in the ticket business; and Centaurus shall not and will not engage in, nor be responsible for, the promotion, brokerage, negotiation, acquisition, sale, delivery, or handling of any tickets for or to any person or entity.

Mr. Mitch Francis
April 23, 2007
Page Two

3. Compensation. In exchange for the Services, Centaurus shall receive from TIX:

a.
A grant award of $1 million of TIX’s unrestricted common stock (the “Stock”) valued at a preferred rate (approximately $4.00 per share), and net of all taxes. Accordingly, at the time the TIX shares are transferred to Centaurus, TIX shall pay Centaurus $666,666.67 by wire transfer or certified check to pay the combined federal and state taxes on $1,666,666.67.

b.
A three-year option, exercisable exclusively at Centaurus’s discretion, on 200,000 shares of TIX’s Stock, the option price of which shall be at the current market rate. With respect to these optionable shares, Centaurus shall have the right to convert, on a share-for-share basis, optionable shares into granted shares, provided Centaurus (i) pays whatever taxes may be incurred by Centaurus as a result of the grant of shares, and (ii) exercises the conversion right in or within ninety (90) days after the Commencement Date.

4.
Rights Fully Vested. The shares awarded Centaurus under the stock grant and stock options provisions of Paragraph 3 hereof shall be fully vested; and shall, along with the $666,666.67 fee, be deemed fully-earned, non-refundable, and non-recoupable.

5.
Indemnity and Waiver. TIX hereby agrees to indemnify and hold harmless Centaurus, and Centaurus’s principals, directors, officers, shareholders, owners, managers, and affiliated parties of whatever type and wherever situated (all of which being hereinafter collectively referred to as “Indemnified Parties”), from and against, and agree promptly to defend from and reimburse Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind, including without limitation, reasonable attorney fees and other legal costs and expenses (“Claims”), incurred by any Indemnified Party that arise from, whether directly or indirectly, the negotiation, execution, and performance of this Agreement, and for any of TIX’s business activities for which Centaurus is not engaged. TIX hereby agrees to waive any and all Claims that it may have against any Indemnified Party; and hereby agrees that the submission of a copy this Agreement to any court or arbitration proceeding arising from this Agreement shall be full, conclusive, and irrevocable evidence for immediate dismissal.

6.
Confirmations. TIX hereby agrees to execute, file, and deliver to Centaurus whatever documents and documentation Centaurus may reasonably request to perfect any interest, or exercise any right, provided to Centaurus and any Indemnified Party under this Agreement.

Mr. Mitch Francis
April 23, 2007
Page Three

7.
Entire Agreement. This Agreement supersedes and terminates all prior discussions and agreements with respect to the subject matter contained herein; and this Agreement embodies the entire understanding between the parties, any and all prior correspondence, conversations, or memoranda being merged herein and replaced, and being without effect hereon. This Agreement or any part hereof, including the provisions against oral modifications, may not be modified, waived, or discharged except in a writing duly signed by each of the parties.

If you are in Agreement with the terms and conditions enumerated herein, kindly indicate your assent where indicated below.

I thank you for your interest in our services, and I look forward to working with you.

Sincerely,

Fletcher H. Wiley
President and CEO

READ AND ASSENTED TO:
TIX CORP.

By: ________________________
Mitch Francis
Tix Corporation